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Pricing Supplement No.  5  Dated February 13, 1998
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(To Prospectus Supplement Dated December 8,     Filed Pursuant to Rule 424(b)(2)
 1997 and Prospectus Dated October 16, 1997)     File No. 333-35815 and 33-80775


                            CASE CREDIT CORPORATION
                   Medium-Term Notes, Series A - Fixed Rate

Agent:                                  J.P. Morgan Securities Inc.
Principal Amount:                       $28,200,000
Agent's Discount or Commission:         0.35% of Principal Amount
Net Proceeds to Company:                $28,101,300
Original Issue Date:                    February 19, 1998
Original Issue Price:                   100% of Principal Amount
Interest Rate:                          5.91%
Stated Maturity:                        February 19, 2001
Cusip Number:                           146908AA6

Regular Record Date(s) (if other than the March 15 or
September 15 immediately preceding the Interest Payment Date): _________________

Interest Payment Date(s) (if other than April 1 and October 1
of each year):                                                 _________________

Redemption:

     /x/   The Notes may not be redeemed prior to Stated Maturity.
     / /   The Notes may be redeemed prior to Stated Maturity.

                 Redemption Commencement Date: _______________

                 Redemption Price: ____% of Principal Amount

     The Redemption Price initially shall be ____% of the Principal Amount of the Note to be redeemed and shall decline at each anniversary of the Redemption Commencement Date by ____% of the Principal Amount to be redeemed until the Redemption Price is 100% of such Principal Amount.


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Repayment:

     /x/  The Notes may not be repaid prior to Stated Maturity.
     / / The Notes may be repaid prior to Stated Maturity at the option of the holder of the Note.

               Holder's Optional Repayment Date(s): _______________

               Holder's Optional Repayment Price: ____% of Principal Amount


Original Issue Discount:  / /  Yes      /x/  No

     Total Amount of OID:

     Yield to Maturity:

     Initial Accrual Period OID:

     Method Used to Determine Yield for Initial Accrual Period:

          / /  Approximate
          / /  Exact


Amortization:

     /x/  The Notes are not Amortizing Notes.
     / /  The Notes are Amortizing Notes.

               Amortization Formula:         _____________________

               Amortization Payment Date(s): _____________________


Form of Notes:

     /x/  Book-Entry
     / /  Certificated


Agent's Capacity:

     /x/  Agent
     / /  Principal


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If as Principal:

     / / The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

     / / The Agent proposes to offer the Notes at a fixed initial public offering price of ____% of Principal Amount.


If as Agent:

          The Notes are being offered at a fixed public offering price of 100% of Principal Amount.


Other Provisions:

"N/A" as used herein means "Not Applicable."



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